At an Annual Meeting of Shareholders of the Funds held on July 20,2001, shareholders approved the following proposal:

     To approve a new advisory agreement between Strong Capital Management, Inc. and Strong Municipal Funds, Inc. on behalf of:

                                                  For            Against
     Strong Municipal Advantage Fund        121,954,751.568   21,572,327.267
     Strong Municipal Money Market Fund   1,357,180,195.710  216,702,249.860
     Strong Short-Term High Yield
     Municipal Fund                           7,532,120.179      832,348.354
     Strong Tax-Free Money Fund              46,472,762.100    6,507,418.790

                                                Abstain       Broker non-votes
     Strong Municipal Advantage Fund         3,360,646.498    10,884,593.000
     Strong Municipal Money Market Fund     95,561,369.380    81,738,391.000
     Strong Short-Term High Yield
     Municipal Fund                            155,034.235    19,020,101.000
     Strong Tax-Free Money Fund                992,203.780     7,137,112.000